Exhibit 23.3

Consent of Independent Auditors

We consent to the incorporation by reference in this Registration Statement of TransUnion on Form S-3 of our report dated June 11, 2013, relating to the financial statements of Credit Information Bureau (India) Limited as of and for the year ended March 31, 2013 (which report expresses an unmodified opinion and includes an emphasis-of-matter paragraph relating to the preparation of the financial statements in accordance with generally accepted accounting principles in India which differs from accounting principles generally accepted in the United States of America), incorporated by reference in the Annual Report on Form 10-K of TransUnion for the year ended December 31, 2015 from Amendment No. 1 to Form 10-K/A of TransUnion for the year ended December 31, 2013, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte Haskins & Sells LLP

Deloitte Haskins & Sells LLP

Mumbai, India

February 29, 2016